SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME

OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Your Vote Is Important No Matter How Many or How Few Shares You Own
WESTERN ASSET
February 21, 2020
Dear Fellow Stockholder: The Western Asset High Income Opportunity Fund Annual Meeting of Stockholders (“the Annual Meeting”) on March 20, 2020 is rapidly approaching and your vote is critical to the future of the Fund, no matter how many shares you own. Ahead of the Annual Meeting, we urge you to support the Board of Directors that is enhancing value for you by voting “FOR” all three of the Board’s nominees up for election — Robert D. Agdern, Carol L. Colman, CFA and Daniel P. Cronin and “AGAINST” the Non-Binding Self-Tender Offer/Liquidation Proposal from Saba Capital Management, L.P. (“Saba Capital”).
The Fund’s Independent, Diverse and Highly-Qualified Board Has a Track Record of Overseeing Significant Value Creation
Under the leadership of the Board and management team, the Fund has regularly increased its stockholder distributions and delivered annualized returns that outpace our benchmark averages over key timeframes. Furthermore, within the last year, the Board has taken additional steps to continue this positive momentum and drive superior value for stockholders.
OUTPERFORMING2 THE BENCHMARK1
24.21% 7.75% 6.67%
vs. 14.32% on a 1-year basis vs. 6.36% on a 3-year basis vs. 6.13% on a 5-year basis
5-year annualized distribution INCREASED distribution payout four times DELIVERED rate of 6.76%, above Lipper in 2019 peer group3 average of 6.66%4
The Fund’s Board Brings the Right Mix of Skills and Experience to Continue Delivering on the Fund’s Investment Objectives
The Board is responsible for ensuring that the Fund meets its investment objectives of delivering high current income and capital appreciation. In addition to an intimate understanding of closed-end funds, the Fund’s directors bring leadership experience and skills in areas that are critical to our operations and strategy, including finance, consulting and global business. The Board is committed to effective oversight of the Fund, and, to that end, has ensured that our directors have a well-rounded mix of these qualifications. The Board is independent, diverse, and has the right financial expertise and other relevant skills to continue to act in your best interests and build on the Fund’s positive momentum.

Protect the Value of Your Investment — Vote Today
Let your voice be heard. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the enclosed Proxy Card “FOR” the Western Asset High Income Opportunity Fund Nominees and “AGAINST” the Non-Binding Self-Tender Offer/Liquidation Proposal from Saba Capital.
Thank you for your support.
Sincerely,
The Western Asset High Income Opportunity Fund Inc. Board of Directors
Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the enclosed Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A
Stockholders Call Toll Free: (877) 825-8621 Incorporated Banks and Brokers Call: (212) 750-5833
Notes
1 The benchmark is based on the Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index. The Bloomberg Barclays U.S. Corporate High Yield —
2% Issuer Cap Index is an index of the 2% Issuer Cap component of the Bloomberg Barclays U.S. Corporate High Yield Index, which covers the U.S. dollar-denominated, non-investment grade, fixed-rate, taxable corporate bond market.
2 Based on market price for the period ended December 31, 2019.
3 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.
4 Yield based on net asset value as of December 31, 2019.
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.